Exhibit  99.1

Timeline for Termination of Corporate Backed Trust Certificates, AT&T Wireless
                   Services Note-Backed Series 2002-7 Trust

NEWS RELEASE-- IMMEDIATE

          New York, New York - February 6, 2007: On February 1, 2007, Corporate Backed Trust Certificates, AT&T Wireless Services Note-Backed Series 2002-7 Trust, which was established by Lehman ABS Corporation, announced that it must be terminated under the terms of its trust agreement. As a consequence, the sole assets of the trust, $30,000,000 principal amount of 8.75% Senior Notes Due March 1, 2031 issued by AT&T Wireless Services, Inc., will be liquidated. The transfer books relating to the trust certificates will be closed permanently at the time of this press release.

          Notices have been sent to the registered holders of the Class A-1 Certificates (CUSIP Number 21988G452*; NYSE Listing CEW), the Class A-2 Certificates (CUSIP Number 21988GBR6*), and the call warrants related to the Class A-1 Certificates and Class A-2 Certificates. Such notices informed the holders of the Class A-1 Certificates and Class A-2 Certificates that they (i) possess certain rights to receive, in lieu of any liquidation proceeds owed under the trust agreement, their pro rata portion of the underlying securities of the trust and (ii) must elect by 3:00 p.m. (New York City Time), February 16, 2007, if they wish to receive such distribution of the underlying securities. In the case of the call warrants related to the Class A-1 Certificates and Class A-2 Certificates, such notices informed the call warrant holders that they (i) possess certain call and optional exchange rights and (ii) must elect by 3:00 p.m. (New York City Time), February 16, 2007, if they wish to exercise such call and optional exchange rights.

          If the holders of the Class A-1 Certificates, Class A-2 Certificates and related call warrants do not exercise their rights described above and in the aforementioned notices, the underlying securities held by the trust will be liquidated and the proceeds will be distributed to certificateholders in accordance with the terms of the trust agreement. Sale procedures to liquidate the underlying securities are expected to begin February 21, 2007 and finish by 2:00 p.m. (New York City Time), February 23, 2007. The holders of the Class A-1 Certificates and Class A-2 Certificates will receive a distribution related to such liquidation shortly thereafter.

                                     # # #

Contact:
U.S. Bank Trust National Association        David Kolibachuk, Corporate
Trust Services, 212-361-2459

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*  No representation is made as to the correctness of the CUSIP numbers indicated in this press release. They are included solely for the convenience of the holders of the Certificates.